September 9, 2008

Todd Daniels
Elecsys Corporation
846 N. Martway Ct.
Olathe, KS  66061

Mr. Daniels:

Bank Midwest has waived the Adjusted Tangible Net Worth loan covenant  violation for the period  ending July 31, 2008 based on our agreement to lower the minimum
Adjusted  Tangible Net Worth to $4MM. This was approved by our loan committee in
August 2008 when the revolver was renewed for another year.

Sincerely

/s/ Brian Bower
Brian Bower
Vice President - Commercial Lending